                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the registrant  /X/
Filed by a party other than the registrant  / /

Check the appropriate box:
/ / Preliminary proxy statement
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           ------------------------

                        WESTERN PUBLISHING GROUP, INC.
               (Name of Registrant as Specified in its Charter)

                        WESTERN PUBLISHING GROUP, INC.
                    (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         [COMMON STOCK, PAR VALUE $1.00]

     (2) Aggregate number of securities to which transactions applies:

         [N/A]

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         [N/A]

     (4) Proposed maximum aggregate value of transaction:

         [N/A]

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

- ------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]  WESTERN PUBLISHING GROUP, INC.
        444 Madison Avenue, New York, New York 10022   (212) 688-4500

RICHARD A. BERNSTEIN
 Chairman and
 Chief Executive Officer

                                                         September 1, 1994

Dear Western Publishing Group, Inc. Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at The Radisson Plaza Hotel, 100 West Michigan Avenue, Kalamazoo, Michigan on September 29, 1994. Information about the meeting, nominees for Directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

     In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations during Fiscal 1994. This will be followed by a question and answer period.

     Your participation in Western's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

     We look forward to seeing you on September 29th.

                                            Sincerely,

                                            Richard A. Bernstein

                                            Richard A. Bernstein
                                            Chairman of the Board and
                                            Chief Executive Officer

                            TELECOPIER (212) 888-5025

                         WESTERN PUBLISHING GROUP, INC.

       ------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 29, 1994
       ------------------------------------------------------------------

     The Annual Meeting of Stockholders of Western Publishing Group, Inc., a Delaware corporation, will be held at The Radisson Plaza Hotel, 100 West Michigan Avenue, Kalamazoo, Michigan, on Thursday, September 29, 1994, at 11:30 a.m., local time, for the following purposes:

          1. To elect six members of the Board of Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

          2. To approve and ratify the appointment of Deloitte & Touche as Western Publishing Group, Inc.'s independent auditors for the fiscal year ending January 28, 1995.

          3. To transact such other business as may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

     Stockholders of record at the close of business on August 1, 1994 shall be entitled to notice of, and to vote at, the Annual Meeting or any and all postponements or adjournments thereof. A complete list of holders of Common Stock entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at the Annual Meeting and will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Western Publishing Group, Inc., 444 Madison Avenue, New York, New York 10022.

                                        By Order of the Board of Directors

                                        James A. Cohen
                                        Secretary

September 1, 1994
New York, New York

                                   IMPORTANT

     TO ASSURE PROPER REPRESENTATION AT THE ANNUAL MEETING, ALL STOCKHOLDERS
ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                         WESTERN PUBLISHING GROUP, INC.
                               444 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 29, 1994

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Western Publishing Group, Inc., a Delaware corporation (the 'Company' or 'Western'), of proxies to be voted at the Annual Meeting of Stockholders (the 'Annual Meeting') to be held at The Radisson Plaza Hotel, 100 West Michigan Avenue, Kalamazoo, Michigan on September 29, 1994, at 11:30 a.m., local time, or any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to stockholders on or about September 1, 1994.

     A copy of Western Publishing Group, Inc.'s Annual Report for the Fiscal year ended January 29, 1994 ('Fiscal 1994') is being sent to each stockholder of record as of August 1, 1994.

VOTING OF PROXIES

     Stockholders of record at the close of business on August 1, 1994 will be entitled to notice of and to vote the shares of Common Stock of Western Publishing Group, Inc., $.01 par value (the 'Common Stock'), held by them on such date at the Annual Meeting or any and all postponements or adjournments thereof. The Common Stock is Western Publishing Group, Inc.'s only class of outstanding voting securities, and each share of Common Stock entitles the holder to one vote. On August 1, 1994, 21,018,524 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on August 1, 1994 will constitute a quorum for the Annual Meeting.

     If the accompanying proxy card is properly signed and returned to Western Publishing Group, Inc. and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote for the slate of nominees for the Board of Directors, for approval and ratification of the appointment of Deloitte & Touche as Western Publishing Group, Inc.'s independent auditors for the Fiscal year ending January 28, 1995 ('Fiscal 1995') and in their own discretion as to all other matters. Management is not aware of any other matters to be presented for action at the Annual Meeting. Each such proxy granted may be revoked by the stockholder giving such proxy at any time before it is exercised by filing with the Secretary of Western Publishing Group, Inc., at the address set forth above, a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person who executed a proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

     If a stockholder has invested in the Common Stock through the Company
401 (k) plan, the proxy will also serve as voting instructions for the trustee for the 401 (k) plan. The Trustee will vote unallocated shares of the Common Stock in the 401 (k) plan and allocated shares for which it has not received timely direction in its discretion pursuant to its obligations as a fiduciary.

     Assuming a quorum, the six nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as directors. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to approve and ratify the appointment of Deloitte & Touche as the Company's independent auditors for Fiscal 1995.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum on the election of directors, but will have no other effect. With regard to the proposed approval and ratification of the appointment of Deloitte & Touche, votes may be cast for or against or abstentions may be specified. Abstentions specified on the proposal to approve and ratify the appointment of Deloitte & Touche will be counted as present for purposes of determining the presence or absence of a quorum on that proposal. Since the proposal to approve and ratify the appointment of Deloitte & Touche requires the approval of a majority of the shares of Common Stock present in person or by proxy and entitled to vote, abstentions will have the same effect as a vote against such proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the election of directors or the proposal to approve and ratify the appointment of Deloitte & Touche.

                   STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership as of August 1, 1994 (except as set forth in notes 3, 4 and 5) of Western Publishing Group, Inc.'s Series A Convertible Preferred Stock and Common Stock by each person or group known by Western Publishing Group, Inc. to be the beneficial owner of more than 5% of the Common Stock:

                                             BENEFICIAL OWNERSHIP
                                              OF COMMON STOCK(1)
                                ----------------------------------------------
                                NUMBER OF SHARES
       NAME AND ADDRESS          OF CONVERTIBLE   NUMBER OF SHARES
     OF BENEFICIAL OWNER        PREFERRED STOCK   OF COMMON STOCK   PERCENTAGE
- ------------------------------  ----------------  ----------------  ----------
Richard A. Bernstein .........        9,200            4,248,437(2)    20.03%

  444 Madison Avenue
  New York, New York 10022

The Gabelli Group, Inc .......            0            4,088,090(3)    19.45%
  655 Third Avenue
  New York, New York 10017

The Prudential Insurance .....            0            1,800,045(4)     8.56%
  Company of America
  751 Broad Street
  Newark, New Jersey 07102

Leon G. Cooperman  ...........            0            1,050,400(5)     5.00%
  c/o Omega Advisors, Inc.
  88 Pine Street
  Wall Street Plaza
  New York, New York 10005

- ------------------
(1) Except where otherwise indicated, all parties listed above have sole voting and dispositive power over the shares beneficially owned by them.

(2) Includes 400,000 shares of Common Stock owned by a trust for the benefit of Mr. Bernstein dated March 16, 1978 and 95,771 shares of Common Stock owned by The Richard A. Bernstein Trust of 1986 ('1986 Trust') and includes 191,667 shares of Common Stock issuable upon conversion of the beneficial owner's shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible at any time into 20.833 shares of Common Stock. Mr. Bernstein has no voting or investment power over the shares in the 1986 Trust. Also includes 60,000 shares of Common Stock owned by The Richard A. and Amelia Bernstein Foundation, Inc. as to which Mr. Bernstein has shared voting and dispositive power, but Mr. Bernstein disclaims any other beneficial interest in such shares.

                                              (footnotes continued on next page)

(footnotes continued from preceding page)

(3) The Gabelli Funds, Inc. has reported to Western Publishing Group, Inc. that GAMCO Investors, Inc. beneficially owned, as of August 9, 1994, 3,271,015 shares of Common Stock, including sole voting power with respect to 2,947,015 shares and sole dispositive power with respect to 3,271,015 shares; Gabelli Funds, Inc. beneficially owned, as of such date, 770,000 shares of Common Stock, including sole voting and dispositive power with respect to 770,000 shares, and Gabelli & Company, Inc. beneficially owned, as of such date, 11,075 shares including sole voting and dispositive power with respect to 75 shares and shared voting and dispositive power with respect to 11,000 shares. Additionally, Gabelli International Limited beneficially owned, as of such date, 35,000 shares of Common Stock, including sole voting and dispositive power with respect to 35,000 shares, and Gabelli Associates Limited beneficially owned, as of such date, 1,000 shares including sole voting and dispositive power with respect to 1,000 shares. Furthermore, Gabelli Funds, Inc. is deemed to have beneficial ownership of the securities beneficially owned by each of the persons listed in this footnote other than Mr. Mario Gabelli. Mr. Gabelli is the majority stockholder, controls and acts as chief investment officer for each of the foregoing reporting persons. Furthermore, Mr. Gabelli is deemed to have beneficial ownership of the securities beneficially owned by each of the foregoing persons.

(4) The Prudential Insurance Company of America has reported to Western Publishing Group, Inc. that, as of December 31, 1993, it beneficially owned 1,800,045 shares of Common Stock of Western Publishing Group, Inc. and it exercises sole voting and dispositive power with respect to 950,400 shares and shared voting and dispositive power with respect to 849,645 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(5) Leon G. Cooperman, c/o Omega Advisors, Inc. has reported to Western Publishing Group, Inc. that, as of January 21, 1994, he beneficially owned 1,050,400 shares of Common Stock and that he possesses sole voting and dispositive power with respect to shares of Common Stock which are held for the benefit of his clients by Omega Capital Partners, L.P. (310,400 shares), Omega Institutional Partners, L.P. (305,900 shares), Omega Overseas Partners, Ltd. (263,800 shares) and shared voting power and dispositive power (with the owners of the managed accounts) with respect to shares which are held on behalf of various managed accounts (170,300 shares).

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     A board of six directors is to be elected at the Annual Meeting. The Board of Directors proposes the election of the following six nominees to serve until the next Annual Meeting and until their successors are duly elected and qualified:

     Robert A. Bernhard
     Richard A. Bernstein
     Samuel B. Fortenbaugh III
     Allan S. Gordon
     Jenny Morgenthau
     Michael A. Pietrangelo

     All of the above listed persons are, at present, members of the Board of Directors. The Board of Directors has no reason to believe that any of the foregoing nominees will not serve if elected, but if any of them should become unavailable to serve as a director or be withdrawn from nomination, and if the Board of Directors shall designate a substitute nominee, the persons named as proxy holders will vote for the substitute nominee.

     If elected, all nominees are expected to serve until the 1995 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

VOTE REQUIRED FOR APPROVAL

     The six nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors by the holders of the Corporation's Common Stock entitled to vote at the Annual Meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL 1.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

Robert A. Bernhard
Director since: 1986
Age: 65

     Mr. Bernhard is President of Bernhard Management Corporation, investment bankers, Co-Chairman of Munn, Bernhard & Associates, Inc., investment managers, and a General Partner of Hycliff Partners, an investment partnership, and has been engaged in the investment banking business for more than twenty-six years, including as a partner at Lehman Brothers and a partner in the Corporate Finance Department of Salomon Brothers Inc. Mr. Bernhard is a Trustee and a Vice Chairman of Montefiore Medical Center, a Trustee of Cooper Union for the Advancement of Science and Art, a member of the Board of Trustees of Vassar College, a member of the Board of Overseers of the Albert Einstein School of Medicine and a member of the Harvard University Visiting Committee for the Art Museums. He is also a member of the Board of Directors of Stone Energy Corporation and SCP Communications, Inc.

Richard A. Bernstein
Director since: 1984
Age: 47

     Mr. Bernstein is Chairman and Chief Executive Officer of Western Publishing Group, Inc. and Chairman of Western Publishing Company, Inc., a wholly-owned subsidiary of Western Publishing Group, Inc., and has served in such capacities since February 1984. From 1984 to July 1989, Mr. Bernstein was also President of Western Publishing Group, Inc. In November 1986, Mr. Bernstein became the Chairman, President and Chief Executive Officer of Penn Corporation, then a newly-acquired subsidiary of Western Publishing Group, Inc. He is President of P&E Properties, Inc., a privately-owned commercial real estate ownership/ management company, and has served in that capacity for more than five years. Mr. Bernstein is a member of the Regional Advisory Board of Chemical Bank, a member of the Board of Trustees of New York University, a member of the Board of Overseers of the New York University Stern School of Business, a Director and Vice President of the Police Athletic League, Inc., a member of the Board of Trustees of the Hospital for Joint Diseases/Orthopaedic Institute, a member of the Board of Trustees of The Big Apple Circus, Inc., and a member of The Economic Club of New York.

Samuel B. Fortenbaugh III

Director since: 1989
Age: 60

     Mr. Fortenbaugh has been a partner in the law firm of Morgan, Lewis & Bockius since 1980, which firm rendered legal services to Western Publishing Group, Inc. during Fiscal 1994. Mr. Fortenbaugh is a member of the Board of Directors of Baldwin Technology Company, Inc., a public corporation which is engaged in the manufacture of controls, instruments and accessory equipment for printing presses.

Allan S. Gordon
Director since: 1986
Age: 52

     Mr. Gordon is Managing Partner of the investment banking firm of Gordon, Haskett & Co., a member firm of the New York Stock Exchange. Mr. Gordon has been engaged in the investment banking business for more than five years. Mr. Gordon is a Director of Edward S. Gordon Company, Inc., Meyers Parking System, Inc. and Guiding Eyes for the Blind, Inc.

Jenny Morgenthau
Director since: 1992
Age: 49

     Ms. Morgenthau is Executive Director, Chief Executive and Chief Operating Officer of The Fresh Air Fund, serving in that capacity since 1983. Between 1977 and 1983, Ms. Morgenthau was the Director, Office of Program Planning, for the New York City Human Resources Administration. Ms. Morgenthau is a member of the Board of Directors of Paul Newman's Hole in the Wall Gang camp, The National Dance Institute, The Baron de Hirsch Fund and the New York Chapter of The American Jewish Committee.

Michael A. Pietrangelo
Director since: 1989
Age: 51

     Mr. Pietrangelo is engaged in the private practice of law with Johnson, Weirich and Pietrangelo. From May 1990 through February 1994, he was President and Chief Executive Officer of CLEO Inc., a subsidiary of Gibson Greetings, Inc. From July 1989 through April 1990, Mr. Pietrangelo served as President and Chief Operating Officer of Western Publishing Group, Inc. Between 1985 and July 1989, Mr. Pietrangelo was President of Schering-Plough's Personal Care Group. Mr. Pietrangelo is a member of the Board of Directors of Universal Heights, Inc., Medicis Pharmaceutical Corporation, The American Parkinson Disease Association and The Memphis College of Art.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership as of August 1, 1994 of Series A Convertible Preferred Stock and Common Stock by (i) each director of Western Publishing Group, Inc. and its subsidiaries, (ii) each executive officer named in The Summary Compensation Table on page 10 and (iii) all directors and executive officers as a group.

                                            BENEFICIAL OWNERSHIP
                                             OF COMMON STOCK(1)
                             ---------------------------------------------------
                             NUMBER OF SHARES     NUMBER OF        PERCENTAGE
                              OF CONVERTIBLE      SHARES OF            OF
     BENEFICIAL OWNER        PREFERRED STOCK   COMMON STOCK(2)   COMMON STOCK(2)
- ---------------------------  ----------------  ----------------  ---------------
Robert A. Bernhard.........           972           191,005              *
Richard A. Bernstein.......         9,200         4,248,437(3)         20.03%
Bruce A. Bernberg..........             0            32,521(4)           *
Frank P. DiPrima...........             0             1,000              *
Samuel B. Fortenbaugh III..             0             2,000              *
Allan S. Gordon............           610(6)         77,708(6)           *
Jenny Morgenthau...........             0             2,000              *
George P. Oess.............             0           145,000(5)           *
Michael A. Pietrangelo.....             0             5,000              *
Steven M. Yanklowitz.......             0                 0              *
All directors and executive
  officers as a group (20
  individuals).............        10,832         4,986,673(7)         23.31%

- ------------------
 *  Represents less than 1% of the Common Stock outstanding.

                                              (footnotes continued on next page)

(footnotes continued from preceding page)

(1) Except where otherwise indicated, all parties listed above have sole voting and dispositive power over the shares beneficially owned by them. Adjustments are made to avoid double counting of shares as to which more than one beneficial owner is listed.

(2) Includes shares of Common Stock issuable upon conversion of the beneficial owner's shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible at any time into 20.833 shares of Common Stock.

(3) Includes 400,000 shares of Common Stock owned by a trust for the benefit of Mr. Bernstein dated March 16, 1978 and 95,771 shares of Common Stock owned by The Richard A. Bernstein Trust of 1986 ('1986 Trust'). Mr. Bernstein has no voting or dispositive power over the shares in the 1986 Trust. Also includes 60,000 shares of Common Stock owned by The Richard A. and Amelia Bernstein Foundation, Inc. as to which Mr. Bernstein has shared voting and dispositive power, but Mr. Bernstein disclaims any other beneficial interest in such shares.

(4) Includes 5,000 shares of Common Stock which may be acquired by Mr. Bernberg within 60 days upon exercise of options granted under the Amended and Restated 1986 Employee Stock Option Plan.

(5) Includes 90,000 shares which may be acquired by Mr. Oess within 60 days upon exercise of options granted under the Amended and Restated 1986 Employee Stock Option Plan.

(6) Includes 15,000 shares of Common Stock and 100 shares of Series A Convertible Preferred Stock owned by Gordon Family Associates as to which Mr. Gordon has sole voting and dispositive power. Mr. Gordon disclaims beneficial ownership to the extent of the interests of the other partners of that partnership.

(7) Includes 147,000 shares of Common Stock of Western Publishing Group, Inc. which may be acquired by certain directors and executive officers within 60 days upon exercise of options granted under the Amended and Restated 1986 Employee Stock Option Plan.

                   BOARD MEETINGS AND COMMITTEES OF THE BOARD

     BOARD OF DIRECTORS. The Board of Directors met five times during Fiscal 1994. Each director attended at least 75% of the meetings.

     AUDIT COMMITTEE. The Audit Committee met four times during Fiscal 1994. Pursuant to Board authorization, the Committee reviews with the independent auditors and Western Publishing Group, Inc.'s internal audit department the general scope of their practices, business ethics and conflicts of interest policies, procedures and system of internal accounting controls and any significant problems encountered. The Audit Committee, which is currently composed of Messrs. Bernhard and Gordon, also recommends to the Board the appointment of Western's principal independent auditors.

     The Audit Committee advises the Board of its activities and may present to the Board its recommendations and conclusions as to any matters considered by the Audit Committee. At least annually, the Audit Committee reviews the services performed and the fees charged by the independent auditors engaged by Western and determines whether the non-audit services rendered by the independent auditors compromise their independence.

     The independent auditors and Western's internal audit department have direct access to the Audit Committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls or any other matters relating to Western's financial affairs. Furthermore, the Audit Committee may authorize the independent auditors to investigate any matters which the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

     EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee is composed of Messrs. Bernhard and Gordon. The Executive Compensation Committee reviews the Company's executive compensation and policies each year and approves the compensation of senior officers. The Committee's approval of the compensation of the chief executive officer and other employee directors are reviewed with and approved by all of the directors.

     The report of the Executive Compensation Committee and Stock Option Committee is set forth beginning at page 7.

     NOMINATING COMMITTEE. The Board of Directors does not presently have a nominating committee.

     STOCK OPTION COMMITTEE. The Committee is composed of Messrs. Bernhard and Gordon and Mitchell N. Baron, a partner in the law firm of Morgan, Lewis & Bockius, counsel to the Company. The Stock Option Committee administers the Amended and Restated 1986 Employee Stock Option Plan. The Stock Option Committee members are not eligible to receive options. Options may be granted at such times and in such amounts as may be determined by the Stock Option Committee.

     DIRECTORS REMUNERATION. Employee directors receive no additional compensation for services on the Board of Directors or committees thereof. Each non-employee director of Western receives an annual retainer fee in the amount of $15,000 together with a fee in the amount of $500 for each meeting of the Board of Directors attended and related out-of-pocket expenses.

     Notwithstanding anything to the contrary set forth in or incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Exchange Act, including this Proxy Statement, the following report and the performance graph on page 9 shall not be incorporated by reference into any such filings.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                           AND STOCK OPTION COMMITTEE

     The Executive Compensation Committee and Stock Option Committee (collectively the 'Committees') apply a consistent philosophy to compensation for all executive officers of the Company. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and stockholders.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company:

     o The Company pays competitively.

        The Committees are committed to having the Company provide a compensation program that helps attract and retain individuals of outstanding ability and that recognizes individual performance and corporate performance relative to the performance of other major companies of comparable size, complexity and quality.

     o The Company pays for relative sustained performance.

        Executive officers are rewarded based upon corporate performance or applicable business unit performance (depending on an individual's position) as well as individual performance. Corporate performance and business unit performances are evaluated by measuring profit growth over prior years. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

     o The Committees and the Company believe that executive officers as well as employees should understand the performance evaluation process.

        The process of assessing performance is as follows:

               1. At the beginning of the performance cycle, the evaluating manager sets objectives and key goals.

               2. The evaluating manager gives the employee ongoing feedback on performance.

               3. At the end of the performance cycle, the evaluating manager assesses the accomplishments of objectives/key goals.

               4. The evaluating manager compares the results to the results of peers within the Company.

               5. The evaluating manager communicates the comparative results to the employee.

               6. The comparative result affects decisions on salary and incentive compensation and, if applicable, stock options.

COMPENSATION PROGRAM

     The executive compensation program includes three elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management. These elements are as follows:

CASH-BASED COMPENSATION

     The Executive Compensation Committee annually reviews and establishes an overall salary structure at a competitive level with the industry, which applies to all salaried employees including officers. Base salary levels are determined by the individual's experience, level, scope and complexity of the position held and the salaries being paid for similar positions at competitor companies. Within the last year, the Company employed a consultant to perform a survey to determine whether executive officer salaries fell within a competitive range. The group surveyed consisted of companies of comparable size, complexity, business and quality. It was determined that executive officer salaries fell within the competitive range determined by the survey.

INCENTIVE PROGRAMS

     Executive officers are rewarded based upon corporate performance or applicable business unit performance (depending on an individual's position). Performance is measured by meeting a minimum growth target in profits over prior periods and an evaluation of the individual's performance in meeting objectives and key goals. From time to time, discretionary payments may be made in recognition of unusual accomplishments or circumstances.

EQUITY-BASED COMPENSATION-STOCK OPTION COMMITTEE COMPENSATION PHILOSOPHY

     The stock option program was introduced in 1986 to link executive compensation to long-term stockholder value and to focus management's attention on Company performance over periods in excess of one year. This program also utilizes vesting periods (typically 3-5 years) to encourage key employees to continue in the employ of the Company. The Executive Compensation Committee may, from time to time, recommend certain option grants to the Stock Option Committee. However, stock option grants are at the discretion of the Stock Option Committee. The Stock Option Committee generally grants stock options annually to a broad-based group representing approximately 4% of the total employee population. The Committee takes into account the performance of the individual and the prior year's grant of stock options in determining the amount of stock options to be granted. The Committee regards stock options as primarily a long-term incentive and believes that a significant portion of executive officers compensation should be dependent on value created for stockholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committees' overall compensation philosophy applies to the Chief Executive Officer in a manner consistent with all executive officers. The Chief Executive Officer's bonus is based on the same formula as all participating executive officers. An evaluation of his individual contributions to the businesses, level of responsibility, career experience and personal accomplishments is reviewed by each of the Committees; based on that review, each of the Committees believes that Mr. Bernstein is properly compensated.

LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION
FOR FEDERAL INCOME TAX PURPOSES

     Neither the Executive Compensation Committee nor the Stock Option Committee has formulated any policy regarding qualifying compensation paid to the Company's executive officers for deductibility under the limits of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Omnibus Budget Reconciliation Act of 1993 limits the deductibility of certain executive compensation in excess of $1 million per year. The Company believes that all cash compensation paid in Fiscal 1994 will be deductible for Federal income tax purposes. The Company also believes that compensation derived from stock options granted under the 1986 Employee Stock Option Plan will be deductible for Federal income tax purposes.

EXECUTIVE COMPENSATION COMMITTEE        STOCK OPTION COMMITTEE


Robert A. Bernhard                      Robert A. Bernhard
Allan S. Gordon                         Allan S. Gordon
                                        Mitchell N. Baron

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of January 29, 1994, the Executive Compensation Committee and Stock Option Committee consisted of Messrs. Bernhard and Gordon and Messrs. Bernhard, Gordon and Baron, respectively, none of whom are former or current officers or employees of the Company or any of its subsidiaries. No executive officer of the Company serves as an officer, director or member of a Compensation Committee of any entity for which any of the persons serving on the Board of Directors of the Company or on the Executive Compensation Committee or Stock Option Committee of the Company is an executive officer. Mr. Baron is a partner of the law firm of Morgan, Lewis & Bockius, located in New York, New York, which firm is outside counsel to the Company. From time to time, the firm has been retained by the Company and its subsidiaries with regard to a variety of legal matters.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of S & P 500 Companies compiled by the University of Chicago Center for Research in Security Prices and an index of Peer Group companies selected by the Company for the five-year period ended January 28, 1994.

                                 [LINE GRAPH]

Date       WPGI(1)  Peer Group(2)   S&P 500
- --------  --------  -------------  ---------
01/27/89  $100.000    $100.000      $100.000
02/28/89    93.056      98.768       105.165
03/29/89   104.167     100.155       106.648
04/28/89   106.944     106.271       116.006
05/26/89   126.389     110.978       116.497
06/29/89   115.972     110.577       115.364
07/28/89   118.056     118.534       117.887
08/29/89   122.222     121.736       122.867
09/29/89   118.750     121.782       124.908
10/27/89   109.722     116.998       117.197
11/29/89   110.417     120.563       117.456
12/29/89   109.028     124.132       119.264
02/02/90   102.778     116.434       105.395
02/28/90   102.083     117.284       108.652
03/29/90   100.000     120.728       112.469
04/27/90   102.778     116.794       112.090
05/29/90   102.083     128.592       119.591

06/29/90    94.444     128.029       119.972
07/27/90    94.444     126.465       113.736
08/29/90    78.472     116.436       102.219
09/28/90    69.444     110.182        99.594
10/29/90    73.611     108.978        97.525
11/29/90    59.722     114.772       105.867
12/28/90    55.556     119.624       114.402
02/01/91    64.583     125.225       116.127
02/28/91    66.667     134.550       123.754
03/28/91    68.056     137.834       127.888
04/29/91    65.278     137.540       126.023
05/29/91    75.000     141.453       121.092
06/28/91    63.889     137.556       113.936
07/29/91    65.278     142.193       114.424
08/29/91    58.333     147.782       115.622
09/27/91    63.889     144.124       114.217
10/29/91    74.306     146.462       117.781
11/29/91    73.611     140.952       108.758
12/27/91    85.417     153.054       120.027
01/31/92    95.833     154.233       127.027
02/28/92   102.778     156.212       133.935
03/27/92   100.000     153.095       132.995
04/29/92    93.056     156.428       128.165
05/29/92    96.528     158.325       129.910
06/29/92    84.722     156.101       128.772
07/29/92   102.778     161.502       131.627
08/28/92   102.778     159.160       128.155
09/29/92   115.278     160.317       129.208
10/29/92   102.083     162.299       135.276
11/27/92   102.778     166.493       138.600
12/29/92   116.667     170.004       141.919
01/29/93    96.528     170.462       139.220
02/26/93   100.694     172.778       136.943
03/29/93    86.111     176.057       142.600
04/29/93    77.083     171.653       140.793
05/28/93    89.583     176.619       147.211
06/29/93    92.361     177.172       147.262
07/29/93    79.861     177.271       148.351
08/27/93    89.583     181.723       150.249
09/29/93    84.722     182.040       156.857
10/29/93    82.639     184.947       159.654
11/29/93    69.444     183.345       155.710
12/29/93   102.778     187.071       162.733
01/28/94   108.333     190.561       162.443

     The Peer Group is comprised of other publishing and related companies of comparable size, complexity and quality as selected by the Company with the assistance of an outside consultant. The Peer Group consists of the following companies: American City Business Journals Inc., American Greetings Corporation, Artistic Greetings Inc., Banta Corp., Commerce Clearing House, Inc., Courier Corporation, Daily Journal Corp. S.C., Gibson Greetings Inc., Intervisual Books Inc., John Wiley and Sons Inc, Multimedia Incorporated, Pharmaceuticals Marketing Services, Plenum Publishing Corporation, Price Stern Sloan Inc.,

Pulitzer Publishing Co., Scholastic Corporation, Thomas Nelson Inc., Topps Company Inc., United Newspapers Public Ltd. Co. ADR and Waverly Incorporated.

     The return of the Peer Group and the Company have been weighted according to their respective market capitalization for the purpose of calculating returns. The calculation assumes that $100 was invested at the close of business at January 27, 1989 in the Company's Common Stock, the S & P 500 Index and the selected Peer Group. The total return calculated assumes the reinvestment of dividends. The Company does not pay a dividend.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid or accrued by Western and its subsidiaries during Fiscal 1994 to the Chief Executive Officer and the four other most highly paid executive officers.

                                                            SUMMARY COMPENSATION TABLE
                                     ------------------------------------------------------------------------
                                            ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                     ---------------------------------  -------------------------------------
                                                             OTHER      RESTRICTED   SECURITIES
                             FISCAL                          ANNUAL       STOCK      UNDERLYING       LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY   BONUS ($)   COMPENSATION    AWARDS    OPTIONS(#)(3)  PAYOUTS($)  COMPENSATION($)(4)
- ---------------------------  ------  -------  ----------  ------------  ----------  -------------  ----------  ------------------
Richard A. Bernstein ......   1994   529,231        --         --           --              --         --             15,133
Chairman and Chief            1993   499,154   121,500(1)      --           --          25,000         --             14,671
Executive Officer of          1992   455,477        --         --           --              --         --             11,752
Western Publishing Group,
Inc.; Chairman, President
and Chief Executive Officer
of Penn Corporation.

Frank P. DiPrima ..........   1994   480,099        --         --           --              --         --             12,471
President and Chief           1993   461,417   100,000(1)      --           --              --         --             12,103
Operating Officer of          1992   420,336        --         --           --              --         --             11,752
Western Publishing Group,
Inc.

George P. Oess ............   1994   300,000    31,350(2)      --           --          70,000         --             83,867
President of Western          1993   298,462        --         --           --          20,000         --             14,671
Publishing Company, Inc.      1992   210,164        --         --           --              --         --             14,611

Bruce A. Bernberg .........   1994   230,000    23,650(2)      --           --              --         --             15,983
Senior Vice President,        1993   233,158        --         --           --           7,500         --             15,766
Finance and Administration    1992   203,300        --         --           --              --         --             15,119
of Western Publishing
Company, Inc.

Steven M. Yanklowitz ......   1994   217,481        --         --           --              --         --            100,124
Executive Vice President of   1993        --        --         --           --              --         --                 --
Western Publishing            1992        --        --         --           --              --         --                 --
Company, Inc. from January
23, 1993

- ------------------
(1) Reflects bonus earned during Fiscal 1993, paid in Fiscal 1994.

(2) Reflects bonus granted during Fiscal 1994, paid in Fiscal 1994.


(3) Options to acquire shares of Common Stock.

(4) Includes amounts contributed by the Company as 60% matching contributions for the first 6% of earnings (to a maximum Company contribution of $5,396) and a 3% annual Company contribution based on employee's annual compensation (up to the Internal Revenue Service limitation of $235,840 of compensation) to the Golden Comprehensive Security Program (the 'Program') in calendar 1993. In calendar year 1993, contributions to the Program with respect to Messrs. Bernstein, DiPrima, Oess, Bernberg, and Yanklowitz were $12,471, $12,471, $12,471, $12,296, and $1,737, respectively.

    In calendar year 1992, contributions to the Program with respect to Messrs. Bernstein, DiPrima, Oess and Bernberg were $12,103, $12,103, $12,103 and $12,103, respectively.

    In calendar year 1991, contributions to the Program with respect to Messrs. Bernstein, DiPrima, Oess and Bernberg were $11,752, $11,752, $11,316 and $11,184, respectively.

    In addition, the following amounts were paid or accrued during the last three years pursuant to the Executive Medical Reimbursement Plan and the excess life insurance program:

    In calendar year 1993, the Executive Medical Reimbursement Plan paid premiums for each of Messrs. Bernstein, Oess, Bernberg and Yanklowitz of $1,800. During the same period, the Company paid $862 for each of Messrs. Bernstein, Oess and Bernberg for excess life insurance and $790 for Mr. Yanklowitz.

    In calendar year 1992, the Executive Medical Reimbursement Plan paid premiums for each of Messrs. Bernstein, Oess and Bernberg of $1,650. During the same period, the Company paid $918 for each of Messrs. Bernstein, Oess and Bernberg for excess life insurance.

    In calendar year 1991, the Executive Medical Reimbursement Plan paid premiums for each of Messrs. Oess and Bernberg of $1,373. During the same period, the Company paid $1,032 for each of Messrs. Oess and Bernberg for excess life insurance.

    In 1993, $8,734 was paid for financial planning assistance to Mr. Oess, $1,025 for financial planning assistance to Mr. Bernberg and $1,190 for financial planning assistance to Mr. Yanklowitz.

    In 1992, $1,095 was paid to Mr. Bernberg for financial planning assistance.

    In 1991, $1,530 and $890 was paid to Messrs. Bernberg and Oess for financial planning assistance, respectively.

    In Fiscal 1994, the Company established the Western Supplemental Retirement Plan ('WSRP') for those executive officers designated by the Board of Directors. The plan provides for contributions, as deemed appropriate by the Board of Directors, with payment to the executive officer upon termination

    (provided such termination is not for cause). The assets of WSRP are considered general assets of the Company until distributed to the executive officer. In Fiscal 1994, a contribution of $60,000 was made to the WSRP for the benefit of Mr. Oess.

    In conjunction with his employment, the Company agreed to relocate Mr. Yanklowitz. The Company reimbursed Mr. Yanklowitz or expended on his behalf $94,607 in calendar 1993 for such relocation. An additional $68,321 was reimbursed to Mr. Yanklowitz or expended on his behalf subsequent to the Company's fiscal year end. The costs of relocation included such costs as real estate commission and closing costs on his old residence, points and closing costs on his new residence, movement of household effects, temporary living, house hunting trips and reimbursement for income tax paid on those reimbursements which were taxable. The amounts paid on Mr. Yanklowitz's behalf or reimbursed to him, were generally in accordance with the policy afforded to other senior executives who are relocated.

                     OPTION GRANTS IN THE LAST FISCAL YEAR:

                                                                          POTENTIAL
                         INDIVIDUAL GRANTS                                REALIZABLE
                      ------------------------                         VALUE AT ASSUMED
                        NUMBER     PERCENT OF                               ANNUAL
                          OF         TOTAL                              RATES OF STOCK
                      SECURITIES    OPTIONS                              APPRECIATION
                      UNDERLYING   GRANTED TO   EXERCISE              FOR OPTION TERM(2)
                       OPTIONS    EMPLOYEES IN   PRICE    EXPIRATION  ------------------
NAME                  GRANTED(#)  FISCAL YEAR    $/SHR       DATE       5%        10%
- --------------------  ----------  ------------  --------  ----------  -------  ---------
Frank P. DiPrima....        0(1)         --          --          --         0          0
George P. Oess......   70,000(3)     100.00%     $12.50    11/30/03   550,283  1,394,525

- ------------------
(1) Options to purchase 300,000 shares of Common Stock were granted in Fiscal 1991 to Western Publishing Group, Inc.'s president in accordance with his employment agreement. The options vested over a seven year period and expired in 2001. Annually, or at its discretion more frequently, the Stock Option Committee of The Board of Directors was required to establish the exercise price with respect to 60,000 options. At January 29, 1994, all of the options had been priced, 60,000 each at $11.75, $10.00 and $15.00 per share and 120,000 at $12.50 per share, which were priced on November 29, 1993. On May 31, 1994, Mr. DiPrima's employment ended as the position of President and Chief Operating Officer of Western Publishing Group, Inc. was eliminated.

(2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the SEC and are not intended to forecast future price appreciation of Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

    It is important to note that options have value to the listed executives and to all option recipients only if the stock price advances beyond the grant date price shown in the table during the effective option period.

(3) The options granted to Mr. Oess were immediately vested on the date granted.

                 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL
                        YEAR AND FISCAL YEAR-END VALUE:

                                                        NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                           OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                             SHARES                      JANUARY 29, 1994 (#)        JANUARY 29, 1994(1)
                          ACQUIRED ON      VALUE      --------------------------  --------------------------
NAME                      EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ------------------------  ------------  ------------  -----------  -------------  -----------  -------------
Richard A. Bernstein....        0           --                0        37,500       $     --     $  196,875
Frank P. DiPrima........        0           --          119,000       180,000        927,250      1,210,000
George P. Oess..........        0           --           90,000         7,500        570,000         58,125
Bruce Bernberg..........        0           --                0        15,000             --         88,125
Steven M. Yanklowitz....        0           --                0             0             --             --

- ------------------

(1) Market value of underlying securities at January 29, 1994 ($19.50), minus the option exercise price.

EMPLOYMENT AGREEMENTS

     Mr. DiPrima's employment agreement calls for his continued employment unless terminated for 'cause' or change in control. Mr. DiPrima has the option to terminate his employment for 'good reason' following a change in control. Should Mr. DiPrima's employment with the Company be terminated for other than cause, then he will continue to receive his base salary for a period of two years, as severance. In the event Mr. DiPrima obtains other employment during the two year period, the continued payment of his base salary will be reduced by 50% of any new compensation earned by Mr. DiPrima during that period. In the event that Mr. DiPrima's employment is terminated by reason of change of control or if Mr. DiPrima decides to terminate his employment for 'good reason', his base salary would be continued for a period of 18 months, as severance, with no reduction for compensation earned in any new employment. All of Mr. DiPrima's stock options vest just prior to change in control. On May 31, 1994, Mr. DiPrima's employment ended as the position of President and Chief Operating Officer of Western Publishing Group, Inc. was eliminated.

                              CERTAIN TRANSACTIONS

     In Fiscal 1994, the Company paid 49-50 Associates ('49-50'), a partnership in which Mr. Bernstein is the Managing General Partner, rent for the premises occupied by the Company's corporate headquarters. The rental payments totalled $57,558. In Fiscal 1994, the Company paid P&E Properties, Inc. ('P&E Properties'), a corporation owned by Mr. Bernstein, approximately $200,000 to reimburse P&E Properties for the use of an airplane owned by P&E Properties. When commercially available flights are available to the destination, the

Company reimburses P&E Properties at the rate of the normal first class fare. When commercial flights are not available, the Company reimburses P&E Properties at an amount equal to the hourly variable operating costs of the airplane, times the number of hours of use. The Company also reimburses P&E Properties for out-of-pocket expenditures made by P&E Properties on the Company's behalf.

     Salaries are paid by P&E Properties to Mr. Bernstein and certain other officers whose services are rendered to P&E Properties. Salaries paid to such persons were not related to services performed by P&E Properties for the Company. None of the services provided by P&E Properties to the Company were provided pursuant to a written agreement. The Company believes that the terms of its transactions with P&E Properties were no less favorable than could have been obtained from unaffiliated third parties on an arm's-length basis.

                                 VOTE REQUIRED

                                   PROPOSAL 2
                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of Western Publishing Group, Inc. has appointed Deloitte & Touche as Western Publishing Group, Inc.'s independent auditors for the Fiscal year ending January 28, 1995. Deloitte & Touche has served as Western Publishing Group, Inc.'s independent auditors since its incorporation in 1984.

     Representatives of Deloitte & Touche will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

VOTE REQUIRED FOR APPROVAL

     Approval and ratification of the appointment of Deloitte & Touche as Western Publishing Group, Inc.'s independent auditors for Fiscal 1995 will require the affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS WESTERN PUBLISHING GROUP, INC.'S INDEPENDENT AUDITORS FOR FISCAL 1995.

                        ALL OTHER MATTERS WHICH MAY COME
                           BEFORE THE ANNUAL MEETING

     As of the date of this Proxy Statement, Western Publishing Group, Inc. knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. As to other business, if any, that may come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the proxy holder.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING


     Any proposal of a stockholder intended to be presented at Western Publishing Group, Inc.'s 1995 Annual Meeting of Stockholders must be received by the Secretary of Western Publishing Group, Inc. for inclusion by January 3, 1995 in the notice of meeting and proxy statement relating to the 1995 Annual Meeting.

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies in the enclosed form will be borne by Western Publishing Group, Inc. Officers and regular employees of Western Publishing Group, Inc. may, but without compensation other than their regular compensation, solicit proxies by further mailing, personal conversations, or by telephone. Western Publishing Group, Inc. will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock.

                                        By Order of the Board of Directors

                                        James A. Cohen
                                        Secretary

September 1, 1994

                        WESTERN PUBLISHING GROUP, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR ANNUAL MEETING SEPTEMBER 29, 1994

     The undersigned hereby constitutes and appoints Richard A. Bernstein, Steven M. Grossman and Ira A. Gomberg and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of WESTERN PUBLISHING GROUP, INC., to be held at the Radisson Plaza Hotel, 100 West Michigan Ave. Kalamazoo, Michigan on Thursday, September 29, 1994 at 11:30 a.m., local time, and at any adjournment thereof, on all matters coming before said Annual Meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                     (Continued and to be signed and dated on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election Directors

   FOR all nominees  / /     AGAINST all nominees  / /     EXCEPTIONS*  / /

   Nominees: Robert A. Bernhard, Richard A. Bernstein, Samuel B. Fortenbaugh III, Allan S. Gordon, Jenny Morgenthau, Michael A. Pietrangelo

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the Exceptions box and write that nominee's name on the space provided below.)

   *Exceptions _________________________________________________________________

2. Approval of independent auditors.

   FOR  / /     AGAINST  / /     ABSTAIN  / /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PROXY DEPARTMENT                       Address Change
NEW YORK, N.Y. 10203-0514              and/or Comments  / /

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                  Dated _______________________________, 1994

                  ___________________________________________

                  ___________________________________________
                                 Signature(s)

        PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                        VOTES MUST BE INDICATED
                        (X) IN BLACK OR BLUE INK.  /X/

                    APPENDIX FOR GRAPHIC AND IMAGE MATERIAL

     The preceding Proxy Statement, as it exists in its typeset/printed form, contains graphic and image material that is not ASCII-compatible. Therefore, in accordance with Rule 304 of Regulation S-T, each occurrence of graphic and image material has been replaced in this EDGAR filing with a fair and accurate narrative description of such material, which description may consist of, but is not restricted to, the use of charts or tables that provide data points and describe or interpret the data.

     The aforementioned narrative descriptions are included in the body of the Proxy Statement in this EDGAR filing at the points at which their graphic or image counterparts occur in the typeset/printed Proxy Statement. The following is a list of the omitted graphic or image material, cross-referenced to the location of its narrative description in the text of this EDGAR filing.

                                      LOCATION OF NARRATIVE DESCRIPTION
     OMITTED GRAPHIC OR IMAGE                  IN EDGAR FILING
- -----------------------------------   ----------------------------------
Line graph related to the Company's
  stock price performance .........   Table on Page 9 of the Proxy
                                      Statement under the heading "Com-
                                      parison of Five Year Cumulative
                                      Total Return--Stock Price Perform-
                                      ance Graph"